UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported):	June 18, 2007

Encysive Pharmaceuticals Inc.
__________________________________________
(Exact name of registrant as specified in its charter)

Delaware	0-20117	13-3532643
_____________________ (State or other jurisdiction	_____________ (Commission	______________ (I.R.S. Employer
of incorporation)	File Number)	Identification No.)

4848 Loop Central Drive, Suite 700, Houston, Texas		77081
_________________________________ (Address of principal executive offices)		___________ (Zip Code)

Registrant’s telephone number, including area code:	713-796-8822

Not Applicable
______________________________________________
Former name or former address, if changed since last report

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[  ]  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[  ]  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[  ]  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[  ]  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

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Item 8.01 Other Events.

On June 15, 2007, Encysive Pharmaceuticals Inc. (the "Company") announced that the Company has received its third approvable letter from the U.S. Food and Drug Administration (FDA) for THELIN™ (sitaxsentan sodium), which is under review for the treatment of pulmonary arterial hypertension (PAH).

In this third approvable letter, the FDA stated that Encysive’s development program for THELIN did not demonstrate the evidence of effectiveness needed for approval. The FDA did note, however, that the THELIN development program provides some evidence that THELIN improves exercise tolerance in PAH. The FDA encouraged the Company to conduct an additional study to demonstrate the drug’s effectiveness in exercise capacity as measured by change in six-minute walk distance.

Encysive plans to discuss the most recent approvable letter with the FDA as soon as possible to determine the appropriate path forward. The Company also announced its intentions to enter formal dispute resolution with the FDA on the basis that the FDA did not follow the special protocol assessment it agreed to with the Company concerning the THELIN development program. We cannot assure you that we will be successful in the formal dispute resolution process or estimate the specific timing or duration of the steps in that process.

The Company may be required to make significant reductions in its infrastructure and workforce in the U.S. as a result of the decision by FDA. The Company is reviewing its strategic alternatives and intends to communicate its plans in the near future. These plans are expected to include restructuring and organizational moves to reduce our expenses going forward. The Company expects our expense and head count reductions to be limited to the U.S.

As of June 15, 2007, the Company's cash balance was approximately $54 million, with an additional $10 million in restricted cash associated with the Argatroban royalty financing. The Company has received confirmation from Her Majesty’s Revenue & Customs of the United Kingdom ("HMRC") that, under the income tax treaty presently in force between the United Kingdom and the United States, no United Kingdom income tax is required to be withheld at source on the royalties in respect of sales of Argatroban in the United States and Canada. In accordance with the terms of the Indenture, dated as of February 6, 2007 governing the Argatroban PhaRMA(SM) Secured 12% Notes due 2014, the Company notified the trustee of the confirmation of tax treaty relief from the HMRC and requested that the $10 million holdback amount be released to the Company. As of today, the Company has received these funds.

This current report contains "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. These forward-looking statements are subject to certain risks, trends and uncertainties that could cause actual results to differ materially from those projected. Among those risks, trends and uncertainties are: decisions by the FDA regarding whether and when to approve our NDA for Thelin™; unexpected delays in regulatory approval of Thelin™ by the FDA in the U.S. and our other products under development; the unpredictability of the duration and results of regulatory review of new drug applications and investigational new drug applications by the FDA; our estimate of the sufficiency of our existing capital resources; our ability to raise additional capital to fund cash requirements for future operations; the availability of sufficient funds to commercialize Thelin™ in the U.S. should it be approved by the FDA; the availability of sufficient funds to commercialize Thelin™ in the EU, Canada and Australia; market acceptance of Thelin™ in the EU, Canada and Australia and the actual rate of acceptance; the impact of reimbursement policies and governmental regulation of prices for Thelin™ in the EU, Canada and Australia; our inability to predict revenues from Thelin™ and our expense levels in 2007 and beyond; our ability to manufacture and sell any products, potential drug candidates, their potential therapeutic effect, market acceptance or our ability to earn a profit from sales or licenses of any drug candidate; the merits of our arguments in FDA formal dispute resolution, the duration of the FDA formal dispute resolution process and the uncertainties of FDA formal dispute resolution; and our ability to discover new drugs in the future, as well as more specific risks, trends and uncertainties facing Encysive such as those set forth in its reports on Forms 8-K, 10-Q and 10-K filed with the U.S. Securities and Exchange Commission. Given these risks, trends and uncertainties, any or all of these forward-looking statements may prove to be incorrect. Therefore you should not rely on any such forward-looking statements. Furthermore, Encysive undertakes no duty to update or revise these forward-looking statements. The Private Securities Litigation Reform Act of 1995 permits this discussion.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Encysive Pharmaceuticals Inc.

June 18, 2007	By:	/s/ Gordon H. Busenbark

Name: Gordon H. Busenbark
Title: Chief Financial Officer